                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                          National Semiconductor Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    637640103
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.    637640103                   13G                           Page 2

(1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS    Barclays Global Investors. N.A.,  943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                   6,261,189
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                              0
                                            (7) SOLE DISPOSITIVE POWER
                                                     6,931,362
                                            (8) SHARED DISPOSITIVE POWER
                                                         0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,931,362

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       4.01%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    637640103                   13G                           Page 2A

(1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS     Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
       U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                   366,325
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                          0
                                            (7) SOLE DISPOSITIVE POWER
                                                     381,444
                                            (8) SHARED DISPOSITIVE POWER
                                                     0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         381,444

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.22%

(12) TYPE OF REPORTING PERSON*
       BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    637640103                   13G                           Page 2B

(1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS     Barclays Bank PLC

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                   61,200

by Each Reporting                           (6) SHARED VOTING POWER
Person With                                          0
                                            (7) SOLE DISPOSITIVE POWER
                                                     61,200
                                            (8) SHARED DISPOSITIVE POWER
                                                     0

 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        61,200

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.04%

(12) TYPE OF REPORTING PERSON*
        BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    637640103                   13G                           Page 2C

(1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS      Barclays Funds Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                  14,700
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                         0
                                            (7) SOLE DISPOSITIVE POWER
                                                    14,700
                                            (8) SHARED DISPOSITIVE POWER
                                                    0
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,700

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.01%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.    637640103                   13G                           Page 2D

(1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
    PERSONS     Barclays Global Investors, LTD.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                                  325,968
by Each Reporting                           (6) SHARED VOTING POWER
Person With                                         0
                                            (7) SOLE DISPOSITIVE POWER
                                                    339,868
                                            (8) SHARED DISPOSITIVE POWER
                                                    0
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         339,868

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.20%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
                   National Semiconductor Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   2900 Semiconductor Drive, PO Box 58090
                   Santa Clara, CA 95052-8090
ITEM 2(A).   NAME OF PERSON(S) FILING
                   Barclays Global Investors, N.A.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   45 Fremont Street
                   San Francisco, CA 94105
ITEM 2(C).   CITIZENSHIP
                   U.S.A

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E).   CUSIP NUMBER
                   637640103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //Broker or Dealer registered under Section 15 of the Act

(b) //Bank as defined in section 3(a)(6) of the Act
         X
(c) //Insurance Companyas defined in section 3(a)(19) of the Act

(d) //Investment Company registered under section 8 of the Investment Company
         Act

(e) //Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) //Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1 (b)(1)(ii)(F)

(g) //Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                       (Note:See Item 7)

(h) //Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3A

ITEM 1(A).   NAME OF ISSUER
                  National Semiconductor Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  2900 Semiconductor Drive, PO Box 58090
                  Santa Clara, CA 95052-8090
ITEM 2(A).   NAME OF PERSON(S) FILING
                  Barclays Global Fund Advisors

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                  45 Fremont Street
                  San Francisco, CA 94105
ITEM 2(C).   CITIZENSHIP
                  U.S.A

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                  Common Stock

ITEM 2(E).   CUSIP NUMBER
                  637640103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //Broker or Dealer registered under Section 15 of the Act

(b) //Bank as defined in section 3(a)(6) of the Act
         X
(c) //Insurance Company as defined in section 3(a)(19) of the Act

(d) //Investment Company registered under section 8 of the Investment Company
         Act

(e) //Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) //Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) //Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                     (Note:See Item 7)
(h) //Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3B
ITEM 1(A).    NAME OF ISSUER
                   National Semiconductor Corp.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   2900 Semiconductor Drive, PO Box 58090
                   Santa Clara, CA 95052-8090
ITEM 2(A).    NAME OF PERSON(S) FILING
                   Barclays Bank PLC

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   54 Lombard Street
                   London England EC3P 3AH
ITEM 2(C).    CITIZENSHIP
                   United Kingdom

ITEM 2(D).    TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E).    CUSIP NUMBER
                   637640103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //Broker or Dealer registered under Section 15 of the Act

(b) //Bank as defined in section 3(a)(6) of the Act
         X
(c) //Insurance Company as defined in section 3(a)(19) of the Act

(d) //Investment Company registered under section 8 of the Investment Company
         Act

(e) //Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) //Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) //Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
               (Note:See Item 7)
(h) //Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3C
ITEM 1(A).    NAME OF ISSUER
                   National Semiconductor Corp.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   2900 Semiconductor Drive, PO Box 58090
                   Santa Clara, CA 95052-8090
ITEM 2(A).    NAME OF PERSON(S) FILING
                   Barclays Fund Limited

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   Gredley House, 11 The Broadway
                   Stratford, England E15 4BJ

ITEM 2(C).    CITIZENSHIP
                   United Kingdom

ITEM 2(D).    TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E).    CUSIP NUMBER
                   637640103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //Broker or Dealer registered under Section 15 of the Act

(b) //Bank as defined in section 3(a)(6) of the Act
        X
(c) //Insurance Company as defined in section 3(a)(19) of the Act

(d) //Investment Company registered under section 8 of the Investment Company
        Act

(e) //Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) //Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) //Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                   (Note:See Item 7)
(h) //Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3D
ITEM 1(A).    NAME OF ISSUER
                   National Semiconductor Corp.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   2900 Semiconductor Drive, PO Box 58090
                   Santa Clara, CA 95052-8090
ITEM 2(A).    NAME OF PERSON(S) FILING
                   Barclays Global Investors, LTD

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   Murray House, 1 Royal Mint Court
                   London, England EC3 NHH
ITEM 2(C).    CITIZENSHIP
                   United Kingdom

ITEM 2(D).    TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E).    CUSIP NUMBER
                   637640103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //Broker or Dealer registered under Section 15 of the Act

(b) //Bank as defined in section 3(a)(6) of the Act
        X
(c) //Insurance Company as defined in section 3(a)(19) of the Act

(d) //Investment Company registered under section 8 of the Investment Company
        Act

(e) //Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) //Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) //Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                    (Note:See Item 7)
(h) //Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                          Page 4
ITEM 4.  OWNERSHIP
      (a)  Amount Beneficially Owned:                      7,728,574

      (b)  Percent of Class:                               4.47%

      (c)  Number of shares as to which such person has:
              (i)  sole power to vote or to direct the vote
                      7,029,382
              (ii) shared power to vote or to direct the vote
                      0
              (iii)sole power to dispose or to direct the disposition of
                      7,728,574
              (iv) shared power to dispose or to direct the disposition of
                      0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.//
                      X


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
             Not applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
             Not applicable

                                                                          Page 5
ITEM 10. CERTIFICATION
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         SIGNATURE
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      March 10, 2000





                                                      Vivien Lin
                                                      Manager of Compliance